Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GOLDMAN SACHS MIDDLE MARKET LENDING CORP.

The following discussion and other parts of the Current Report on Form 8-K into which this exhibit is incorporated by reference contain forward-looking information that involves risks and uncertainties. References to “we,” “us,” “our,” and the “Company,” mean Goldman Sachs Middle Market Lending Corp., unless otherwise specified. The terms “GSAM,” our “Adviser” or our “Investment Adviser” refer to Goldman Sachs Asset Management, L.P., a Delaware limited partnership. The term “Group Inc.” refers to The Goldman Sachs Group, Inc. The term “Goldman Sachs” refers to Group Inc., together with Goldman Sachs & Co. LLC (including its predecessors, “GS & Co.”), GSAM and its other subsidiaries and affiliates. The discussion and analysis contained in this section refers to our financial condition, results of operations and cash flows. The information contained in this section should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in the Current Report on Form 8-K into which this exhibit is incorporated by reference. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under “Forward-Looking Statements” included in the Current Report on Form 8-K into which this exhibit is incorporated by reference.

OVERVIEW

We are a specialty finance company focused on lending to middle-market companies. We are a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”). In addition, we have elected to be treated, and expect to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2017. From our commencement of operations on January 11, 2017 through June 30, 2020, we have originated $2.32 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits and repayments. We seek to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, unitranche, including last out portions of such loans, and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. “Unitranche” loans are first lien loans that may extend deeper in a company’s capital structure than traditional first lien debt and may provide for a waterfall of cash flow priority between different lenders in the unitranche loan. In a number of instances, we may find another lender to provide the “first out” portion of such loan and retain the “last out” portion of such loan, in which case, the “first out” portion of the loan would generally receive priority with respect to payment of principal, interest and any other amounts due thereunder over the “last out” portion that we would continue to hold. In exchange for the greater risk of loss, the “last out” portion generally earns a higher interest rate than the “first-out” portion. We use the term “mezzanine” to refer to debt that ranks senior only to a borrower’s equity securities and ranks junior in right of payment to all of such borrower’s other indebtedness. We may make multiple investments in the same portfolio company.

We expect to invest, under normal circumstances, at least 80% of our net assets (plus any borrowings for investment purposes), directly or indirectly in middle-market corporate credit obligations and related instruments; including other income-producing assets. We define “credit obligations and related instruments” for this purpose as any fixed-income instrument, including loans to, and bonds and preferred stock of, portfolio companies and other instruments that provide exposure to such fixed-income instruments. “Middle market” is used to refer to companies with between $5 million and $125 million of annual earnings before interest expense, income tax expense, depreciation and amortization (“EBITDA”) excluding certain one-time and non-recurring items that are outside the operations of these companies. We expect to invest primarily in U.S. middle-market companies, which we believe are underserved by traditional providers of capital such as banks and the public debt markets. However, we may from time to time invest opportunistically in large U.S. companies, non-U.S. companies, stressed or distressed debt, structured products, private equity or other opportunities, subject to limits imposed by the Investment Company Act. In addition, as a result of fluctuations in the value of one asset relative to another asset, middle-market credit obligations and related instruments may represent less than 80% of our net assets (plus any borrowings for investment purposes) at any time. Investors will be notified at least 60 days prior to any change to our 80% investment policy described above.

We expect to directly or indirectly invest at least 70% of our total assets in middle-market companies domiciled in the United States. However, we may from time to time invest opportunistically in large U.S. companies, non-U.S. companies, stressed or distressed debt, structured products, private equity or other opportunities, subject to limits imposed by the Investment Company Act.

While our investment program is expected to focus primarily on debt investments, our investments may include equity features, such as a direct investment in the equity or convertible securities of a portfolio company or warrants or options to buy a minority interest in a portfolio company. Any warrants we may receive with debt securities will generally require only a nominal cost to exercise, so as a portfolio company appreciates in value, we may achieve additional investment return from these equity investments. We may structure the warrants to provide provisions protecting our rights as a minority-interest holder, as well as puts, or rights to sell such securities back to the portfolio company, upon the occurrence of specified events. In many cases, we may also obtain registration rights in connection with these equity investments, which may include demand and “piggyback” registration rights.

For a discussion of the competitive landscape we face, please see “Risk Factors–Risks Relating to MMLC’s Business and Structure–MMLC operates in a highly competitive market for investment opportunities” and “Business of Goldman Sachs Middle Market Lending Corp.–Competitive Advantages” in GS BDC’s joint proxy statement and prospectus that forms a part of the registration statement on Form N-14, filed with the SEC (as defined below) on August 4, 2020 (the “Form N-14”).

Pending Merger with GS BDC

On December 9, 2019, we entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) with Goldman Sachs BDC, Inc., a Delaware corporation (“GS BDC”), Evergreen Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GS BDC (“Merger Sub”), and GSAM, a Delaware limited partnership and investment adviser to each of the Company and GS BDC (together with us, GS BDC and Merger Sub, the “Parties”). Due to the volatility of the market price of GS BDC’s common stock (“GS BDC Common Stock”) precipitated by the COVID-19 pandemic, it became unclear whether a closing condition in the Original Merger Agreement that required our stockholders to receive shares of GS BDC Common Stock that have a market value in excess of our net asset value (“NAV”) would be satisfied. As a result, on June 11, 2020, the Parties amended and restated the Original Merger Agreement in its entirety (as amended and restated, the “Amended and Restated Merger Agreement”) to, among other things, change the consideration to be paid to our stockholders from 0.9939 shares of GS BDC Common Stock for each share of our common stock under the Original Merger Agreement to NAV for NAV (i.e., a number of shares of GS BDC Common Stock with a NAV equal to the NAV per share of our common stock (such number of shares of GS BDC Common Stock, the “Exchange Ratio”), in each case determined no earlier than 48 hours (excluding Sundays and holidays) prior to the effective time of the First Merger (as defined below)) (the “Merger Consideration”).

The Amended and Restated Merger Agreement provides that, on the terms and subject to the conditions set forth in the Amended and Restated Merger Agreement, Merger Sub will merge with and into us, and we will continue as the surviving company and, immediately thereafter, we will merge with and into GS BDC, with GS BDC continuing as the surviving company. Consummation of the Merger, which is currently anticipated to occur during the fourth quarter of calendar year 2020, is subject to certain closing conditions, including (a) approval by GS BDC’s stockholders of each of (i) the Amended and Restated Merger Agreement, (ii) the Amended and Restated GS BDC Charter, and (iii) the issuance of shares of GS BDC Common Stock pursuant to the Amended and Restated Merger Agreement and (b) approval by our stockholders of each of (i) the Amended and Restated Merger Agreement and (ii) the Amended and Restated GS BDC Charter. Solely in the event that the Merger is consummated, GSAM will reimburse each of us and GS BDC, in each case in an amount of up to $4.00 million, for all fees and expenses incurred and payable by us or GS BDC, in connection with or related to the Merger (including all documented fees and expenses of counsel, accountants, experts and consultants to us or our Special Committee, on the one hand, or GS BDC or its Special Committee, on the other hand). In addition, solely in the event that the Merger is consummated, but prior to the closing, the Board of Directors will declare a distribution of $75.00 million to our stockholders relating to the pre-Closing period, subject to our compliance with all applicable regulatory requirements and covenants contained in debt agreements to which we are party or subject (the “MMLC Distribution”).

For further information, see Note 12 “Pending Merger with GS BDC” to our consolidated financial statements included in GS BDC’s Form N-14.

Impact of COVID-19 Pandemic

Governments around the world remain highly focused on mitigating the risk of further spread of COVID-19 and continue to manage their response to the crisis, which has included measures such as quarantines, travel restrictions and business curtailments. COVID-19 has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, our business, financial condition, liquidity and our portfolio companies’ results of operations and by extension our operating results. The extent to which the COVID-19 pandemic will continue to negatively affect our business, financial condition, liquidity, our portfolio companies’ results of operations and by extension our operating results will depend on future developments, which are highly uncertain and cannot be predicted.

Our investment portfolio continues to be focused on industries and sectors that are generally expected to be more durable than industries and sectors that are more prone to economic cycles The largest five industries in our investment portfolio as of June 30, 2020 are Health Care Technology, Interactive Media & Services, Software, Health Care Providers & Services, and IT Services. As of June 30, 2020, 3.9% of our investment portfolio at fair value is in Hotels, Restaurants and Leisure, Textiles, Apparel and Luxury Goods, Oil, Gas and Consumable Fuels, Airlines, and Multi-line and Specialty Retail industries, industries which may be significantly adversely impacted by COVID-19, however economic indicators generally improved as the quarter progressed, following significant declines in the first quarter, as businesses began to reopen and the government continued to maintain liquidity in the capital markets and provide fiscal stimulus to support the economy. Given the unprecedented nature of COVID-19, the operating environment of our portfolio companies is evolving rapidly. Business disruption experienced by our portfolio companies may reduce, over time, the amount of interest and dividend income that we receive from our investments companies and may require us to contribute additional capital to such portfolio companies. We may need to restructure our investments in some portfolio companies, which could result in reduced interest payments from or permanent impairments of our investments, and could result in the restructuring of certain of our investments from income paying investments into non-income paying equity investments. Any such decrease in our net investment income would increase the percentage of our cash flows dedicated to our debt obligations and distribution payments to our stockholders. As a result, we may be required to reduce the future amount of distributions to our stockholders. We continue to closely monitor our investment portfolio in order to be positioned to respond appropriately.

In response to the COVID-19 pandemic, Goldman Sachs activated and has continued to execute on its business continuity planning (the “BCP”) strategy. Goldman Sachs’ priority has been to safeguard its employees and to ensure continuity of business operations. Goldman Sachs has a central team that continues to manage its COVID-19 response, which is led by its chief administrative officer and chief medical officer. As a result of the execution of Goldman Sachs’ BCP, the vast majority of its employees continue to work remotely. Goldman Sachs has been focused on establishing policies and protocols that will enable a phased return to office, taking into account the readiness of people, communities and facilities. Our systems and infrastructure have continued to support our business operations. We have maintained regular and active communication across senior management, the rest of our private credit group and our board of directors (the “Board of Directors”). Furthermore, we have ongoing dialogues with our vendors to ensure they continue to meet our criteria for business continuity.

For further information about the risks associated with COVID-19, see “Risk Factors” in GS BDC’s Form N-14.

KEY COMPONENTS OF OPERATIONS

Investments

Our level of investment activity can and does vary substantially from period to period depending on many factors, including the amount of debt and equity capital available to middle-market companies, the level of merger and acquisition activity for such companies, the general economic environment, the amount of capital we have available to us and the competitive environment for the type of investments we make.

As a BDC, we may not acquire any assets other than “qualifying assets” specified in the Investment Company Act, unless, at the time the acquisition is made, at least 70% of our total assets are qualifying assets (with certain limited exceptions). Qualifying assets include investments in “eligible portfolio companies.” Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), “eligible portfolio companies” include certain companies that do not have any securities listed on a national securities exchange and public companies whose securities are listed on a national securities exchange but whose market capitalization is less than $250 million.

Revenues

We generate revenues in the form of interest income on debt investments and, to a lesser extent, capital gains and distributions, if any, on equity securities that we may acquire in portfolio companies. Some of our investments may provide for deferred interest payments or payment-in-kind (“PIK”) interest. The principal amount of the debt investments and any accrued but unpaid interest generally becomes due at the maturity date.

We generate revenues primarily through receipt of interest income from the investments we hold. In addition, we may generate revenue in the form of commitment, origination, structuring, syndication, exit fees or diligence fees, fees for providing managerial assistance and consulting fees. Portfolio company fees (directors’ fees, consulting fees, administrative fees, tax advisory fees and other similar compensation) will be paid to us, unless, to the extent required by applicable law or exemptive relief, if any, therefrom, we receive our allocable portion of such fees when invested in the same portfolio company as other client accounts managed by our Investment Adviser (including GS BDC, GS PMMC, and GS PMMC II, collectively with other client accounts managed by our Investment Adviser, the “Accounts”), which other Accounts could receive their allocable portion of such fee. We do not expect to receive material fee income as it is not our principal investment strategy. We record contractual prepayment premiums on loans and debt securities as interest income.

Dividend income on preferred equity investments is recorded on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity investments is recorded on the record date for private portfolio companies and on the ex-dividend date for publicly traded portfolio companies. Interest and dividend income are presented net of withholding tax, if any.

Expenses

Our primary operating expenses include the payment of the management fee (the “Management Fee”) and the incentive fee (the “Incentive Fee”) to our Investment Adviser, legal and professional fees, interest and other debt expenses and other operating and overhead related expenses. The Management Fee and Incentive Fee compensate our Investment Adviser for its work in identifying, evaluating, negotiating, closing and monitoring our investments. We bear all other expenses of our operations and transactions in accordance with our investment management agreement (the “Investment Management Agreement”) and administration agreement (the “Administration Agreement”), including:

•	our operational expenses;

•

fees and expenses, including travel expenses, incurred by our Investment Adviser or payable to third parties related to our investments, including, among others, professional fees (including the fees and expenses of consultants and experts) and fees and expenses from evaluating, monitoring, researching and performing due diligence on investments and prospective investments;

•

interest, fees and other expenses payable on indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit, if any, incurred by us;

•	fees and expenses incurred by us in connection with membership in investment company organizations;

•	brokers’ commissions;

•	fees and expenses associated with calculating our net asset value (“NAV”) (including expenses of any independent valuation firm);

•	legal, auditing or accounting expenses;

•	taxes or governmental fees;

•	the fees and expenses of our administrator, transfer agent, or sub-transfer agent;

•	the cost of preparing stock certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of the shares;

•	the expenses of, and fees for, registering or qualifying common stock for sale, maintaining our registration and qualifying and registering us as a broker or a dealer;

•	the fees and expenses of our independent directors;

•	the cost of preparing and distributing reports, proxy statements and notices to holders of our equity interests, the SEC and other regulatory authorities;

•	costs of holding stockholders meetings;

•	listing fees, if any;

•

the fees or disbursements of custodians of our assets, including expenses incurred in the performance of any obligations enumerated by our organizational documents insofar as they govern agreements with any such custodian;

•	insurance premiums; and

•

costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with our business and the amount of any judgment or settlement paid in connection therewith, or the enforcement of our rights against any person and indemnification or contribution expenses payable by us to any person and other extraordinary expenses not incurred in the ordinary course of our business.

We expect our general and administrative expenses to be relatively stable or decline as a percentage of total assets during periods of asset growth and to increase during periods of asset declines.

Leverage

We expect from time to time to borrow funds for a variety of purposes, subject to the limitations of the Investment Company Act, including to bridge fundings for investments in advance of drawdowns, as part of our investment strategy, to meet other short-term liquidity needs, including to pay the Management Fee, and to facilitate our hedging activities. Sources of leverage include the issuance of senior securities (including preferred stock) and other credit facilities (secured by Investments and/or pledges of Undrawn Commitments). We have entered into a revolving credit facility with Truist Bank (formerly known as SunTrust Bank), as administrative agent (the “Truist Revolving Credit Facility”), which allows us to borrow money and lever our investment portfolio, subject to the limitations of the Investment Company Act, with the objective of increasing our yield. This is known as “leverage” and could increase or decrease returns to our stockholders. The use of leverage involves significant risks.

As a BDC, with certain limited exceptions, we are only permitted to borrow amounts such that our asset coverage ratio, as defined in the Investment Company Act, equals at least 200% after such borrowing (or 150% if certain requirements are met). The Small Business Credit Availability Act modified the applicable provisions of the Investment Company Act to reduce the required asset coverage ratio applicable to BDCs to 150%, subject to certain approval and disclosure requirements and, in the case of BDCs without common equity listed on a national securities exchange, such as us, an offer to repurchase shares held by the BDC’s stockholders as of the date the requisite approval is obtained. Under the legislation, BDCs are able to increase their leverage capacity if shareholders approve a proposal to do so. If a BDC receives shareholder approval, it would be allowed to increase its leverage capacity on the first day after such approval. Alternatively, the legislation allows the majority of the directors who are not “interested persons,” as defined in the Investment Company Act, of the BDC to approve an increase in its leverage capacity, and such approval would become effective after one year.

Certain trading practices and investments, such as reverse repurchase agreements, may be considered borrowings or involve leverage and thus may be subject to Investment Company Act restrictions. In accordance with applicable SEC staff guidance and interpretations, when we engage in such transactions, instead of maintaining an asset coverage ratio of at least 200% (or 150% if the above referenced requirements are met), we may segregate or earmark liquid assets, or enter into an offsetting position, in an amount at least equal to our exposure, on a mark-to-market basis, to such transactions (as calculated pursuant to requirements of the SEC). Short-term credits necessary for the settlement of securities transactions and arrangements with respect to securities lending will not be considered borrowings for these purposes. Practices and investments that may involve leverage but are not considered borrowings are not subject to the Investment Company Act’s asset coverage requirement and we will not otherwise segregate or earmark liquid assets or enter into offsetting positions for such transactions. The amount of leverage that we employ will depend on our Investment Adviser’s and our Board of Directors’ assessment of market conditions and other factors at the time of any proposed borrowing.

PORTFOLIO AND INVESTMENT ACTIVITY

Our portfolio (excluding our investment in a money market fund, if any, managed by an affiliate of Group Inc.) consisted of the following:

	As of
	June 30, 2020			December 31, 2019
	Amortized Cost	Fair Value	Percentage of Total Portfolio at Fair Value	Amortized Cost	Fair Value	Percentage of Total Portfolio at Fair Value
	($ in millions)			($ in millions)
First Lien/Senior Secured Debt	$1,335.59	$1,288.22	76.9%	$1,272.05	$1,266.49	75.2%
First Lien/Last-Out Unitranche	100.70	99.42	5.9	100.83	100.80	6.0
Second Lien/Senior Secured Debt	299.30	259.52	15.5	311.93	294.16	17.5
Preferred Stock	7.20	14.38	0.9	7.20	10.14	0.6
Common Stock	10.38	14.23	0.8	10.38	11.57	0.7
Warrants	1.17	—	—	—	—	—

Total Investments	$1,754.34	$1,675.77	100.0%	$1,702.39	$1,683.16	100.0%

The weighted average yield of our portfolio by asset type (excluding our investment in a money market fund, if any, managed by an affiliate of Group Inc.), at amortized cost and fair value, was as follows:

	As of
	June 30, 2020		December 31, 2019
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Weighted Average Yield(1)
First Lien/Senior Secured Debt(2)	7.9%	8.9%	8.7%	8.7%
First Lien/Last-Out Unitranche(2)(3)	9.2	10.0	10.1	10.1
Second Lien/Senior Secured Debt(2)	9.4	12.3	10.7	11.8
Preferred Stock(4)	—	—	—	—
Common Stock(4)	—	—	—	—
Warrants(4)	—	—	—	—
Total Portfolio	8.1%	9.3%	9.0%	9.2%

(1)	The weighted average yield of our portfolio does not represent the total return to our stockholders.
(2)

Computed based on (a) the annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total investments (including investments on non-accrual and non-income producing investments) at amortized cost or fair value. This calculation excludes exit fees that are receivable upon repayment of certain loan investments.

(3)	The calculation includes incremental yield earned on the “last-out” portion of the unitranche loan investments.
(4)

Computed based on (a) the stated coupon rate, if any, for each income-producing investment, divided by (b) the total investments (including investments on non-accrual and non-income producing investments) at amortized cost or fair value.

As of June 30, 2020, the total portfolio weighted average yield measured at amortized cost and fair value was 8.2% and 9.3%, as compared to 9.0% and 9.2%, at December 31, 2019. Within Second Lien/Senior Secured Debt, the decrease in weighted average yield at amortized cost was primarily driven by one investment placed on non-accrual status.

The following table presents certain selected information regarding our investment portfolio (excluding our investment in a money market fund, if any, managed by an affiliate of Group Inc.):

	As of
	June 30, 2020		December 31, 2019
Number of portfolio companies		83		81
Percentage of performing debt bearing a floating rate(1)		99.4%		100.0%
Percentage of performing debt bearing a fixed rate(1)(2)		0.6%		—%
Weighted average leverage (net debt/EBITDA)(3)		5.7x		5.9x
Weighted average interest coverage(3)		2.6x		2.3x
Median EBITDA(3)	$	36.76 million	$	40.25 million

(1)	Measured on a fair value basis. Excludes investments, if any, placed on non-accrual.
(2)	Includes income producing preferred stock investments, if applicable.
(3)

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments, excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also calculate the level of contractual interest expense owed by the portfolio company, and compare that amount to EBITDA (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments, excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments, excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the most recently available financial statements of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount.

As of June 30, 2020 and December 31, 2019, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 33.99% and 30.4%, of total debt investments at fair value. Portfolio company statistics are derived from the most recently available financial statements of each portfolio company as of the respective reported end date. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

Our Investment Adviser monitors the financial trends of each portfolio company on an ongoing basis to determine if it is meeting its respective business plan and to assess the appropriate course of action for each company. Our Investment Adviser has several methods of evaluating and monitoring the performance and fair value of our investments, which may include (i) assessment of success in adhering to the portfolio company’s business plan and compliance with covenants; (ii) periodic or regular contact with portfolio company management and, if appropriate, the financial or strategic sponsor to discuss financial position, requirements and accomplishments; (iii) comparisons to our other portfolio companies in the industry, if any; (iv) attendance at and participation in board meetings or presentations by portfolio companies; and (v) review of monthly and quarterly financial statements and financial projections of portfolio companies.

As part of the monitoring process, our Investment Adviser also employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our Investment Adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account in certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. The grading system for our investments is as follows:

•

Grade 1 investments involve the least amount of risk to our initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit;

•

Grade 2 investments involve a level of risk to our initial cost basis that is similar to the risk to our initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to our ability to ultimately recoup the cost of our investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 2;

•

Grade 3 investments indicate that the risk to our ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due; and

•

Grade 4 investments indicate that the risk to our ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 4, in most cases, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 4, it is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit.

Our Investment Adviser grades the investments in our portfolio at least quarterly and it is possible that the grade of a portfolio investment may be reduced or increased over time. For investments graded 3 or 4, our Investment Adviser enhances its level of scrutiny over the monitoring of such portfolio company. The following table shows the composition of our portfolio (excluding our investment in a money market fund, if any, managed by an affiliate of Group Inc.) on the 1 to 4 grading scale:

	As of
	June 30, 2020		December 31, 2019
Investment Performance Rating	Fair Value	Percentage of Total Portfolio at Fair Value	Fair Value	Percentage of Total Portfolio at Fair Value
	(in millions)		(in millions)
Grade 1	$—	—%	$17.83	1.0%
Grade 2	1,469.69	87.7	1,643.87	97.7
Grade 3	206.09	12.3	21.46	1.3
Grade 4	—	—	—	—

Total Investments	$1,675.78	100.0%	$1,683.16	100.0%

The decrease in investments with a grade 1 investment performance rating as of June 30, 2020 compared to December 31, 2019 was primarily due to the repayment of investments with an aggregate fair value of $17.83 million. The increase in investments with a grade 3 investment performance rating as of June 30, 2020 compared to December 31, 2019 was primarily driven by increased market volatility, economic disruption and wider credit spreads resulting from the recent COVID-19 pandemic, however economic indicators generally improved as the quarter progressed, following significant declines in the first quarter, as businesses began to reopen and the government continued to maintain liquidity in the capital markets and provide fiscal stimulus to support the economy. Given the unprecedented nature of COVID-19, the operating environment of our portfolio companies is evolving rapidly. For further discussion of the impact of the COVID-19 pandemic on our portfolio, please see “ —Impact of COVID-19 Pandemic.”

The following table shows the amortized cost of our performing and non-accrual investments (excluding our investment in a money market fund, if any, managed by an affiliate of Group Inc.):

	As of
	June 30, 2020		December 31, 2019
	Amortized Cost	Percentage of Total Portfolio at Amortized Cost	Amortized Cost	Percentage of Total Portfolio at Amortized Cost
	(in millions)		(in millions)
Performing	$1,742.49	99.3%	$1,702.39	100.0%
Non-accrual	11.85	0.7%	—	—

Total Investments	$1,754.34	100.0%	$1,702.39	100.0%

Investments are placed on non-accrual status when it is probable that principal, interest or dividends will not be collected according to the contractual terms. Accrued interest or dividends generally are reversed when an investment is placed on non-accrual status. Interest or dividend payments received on non-accrual investments may be recognized as income or applied to principal depending upon management’s judgment. Non-accrual investments are restored to accrual status when past due principal and interest or dividends are paid and, in management’s judgment, principal and interest or dividend payments are likely to remain current. We may make exceptions to this treatment if the loan has sufficient collateral value and is in the process of collection.

The following table shows our investment activity by investment type:

	For the Three Months Ended
	June 30, 2020	June 30, 2019
	($ in millions)
New investments committed at cost:
Gross originations	$0.57	$179.11
Less: Syndications(1)	—	—

Net amount of new investments committed at cost:	$0.57	$179.11
Amount of investments committed at cost(2):
First Lien/Senior Secured Debt	$0.57	$171.60
Second Lien/Senior Secured Debt	—	7.51

Total	$0.57	$179.11

Proceeds from investments sold or repaid(9):
First Lien/Senior Secured Debt	$5.86	$85.87
First Lien/Last-Out Unitranche	0.28	0.11
Second Lien/Senior Secured Debt	14.60	0.09

Total	$20.74	$86.07

Net increase (decrease) in portfolio	$(20.17)	$93.04

Number of new portfolio companies with new investment commitments(3)	1	5
Total new investment commitment amount in new portfolio companies(3)	$0.47	$140.19
Average new investment commitment amount in new portfolio companies(3)	$0.47	$28.04
Number of existing portfolio companies with new investment commitments(3)	1	7
Total new investment commitment amount in existing portfolio companies(3)	$0.10	$38.92
Weighted average remaining term for new investment commitments (in years)(3)(4)	6.3	6.0
Percentage of new debt investment commitments at floating interest rates(3)(10)	100.0%	100.0%
Percentage of new debt investment commitments at fixed interest rates(3)(10)	—%	—%
Weighted average yield on new debt and income producing investment commitments(2)(3)(5)	9.1%	9.1%
Weighted average yield on new investment commitments(2)(3)(6)	9.1%	9.1%
Weighted average yield on debt and income producing investments sold or paid down(7)(9)	9.2%	10.0%
Weighted average yield on investments sold or paid down(8)(9)	9.2%	10.0%

(1)	Only includes syndications, if any, that occurred at the initial close of the investment.
(2)	Net of capitalized fees, expenses and original issue discount (“OID”) that occurred at the initial close of the investment.
(3)	May include positions originated during the period but not held at the reporting date.
(4)	Calculated as of the end of the relevant period and the maturity date of the individual investments.
(5)

Computed based on (a) the annual actual interest rate on new debt and income producing investment commitments, divided by (b) the total new debt and income producing investment commitments. The calculation includes incremental yield earned on the “last-out” portion of the unitranche loan investments and excludes investments that are non-accrual. The annual actual interest rate used is as of the respective quarter end date when the investment activity occurred.

(6)

Computed based on (a) the annual actual interest rate on new investment commitments, divided by (b) the total new investment commitments (including investments on non-accrual and non-income producing investments). The calculation includes incremental yield earned on the “last-out” portion of the unitranche loan investments. The annual actual interest rate used is as of the respective quarter end date when the investment activity occurred.

(7)

Computed based on (a) the annual actual interest rate on debt and income producing investments sold or paid down, divided by (b) the total debt and income producing investments sold or paid down. The calculation includes incremental yield earned on the “last-out” portion of the unitranche loan investments and excludes prepayment premiums earned on exited investments and investments that are non-accrual.

(8)

Computed based on (a) the annual actual interest rate on investments sold or paid down, divided by (b) the total investments sold or paid down (including investments on non-accrual and non-income producing investments). The calculation includes incremental yield earned on the “last-out” portion of the unitranche loan investments and excludes prepayment premiums earned on exited investments.

(9)	Excludes unfunded commitments that may have expired or otherwise been terminated without receipt of cash proceeds or other consideration.
(10)	Computed based on amount of investments committed at cost.

RESULTS OF OPERATIONS

Our operating results were as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	($ in millions)
Total investment income	$37.97	$35.78	$77.69	$66.29
Net expenses	11.79	15.28	24.68	30.00

Net investment income before taxes	26.18	20.50	53.01	36.29
Income tax expense (benefit), including excise tax	—	0.01	—	—

Net investment income after taxes	26.18	20.49	53.01	36.29
Net realized gain (loss) on investments	—	(10.56)	0.22	(10.56)
Net realized gain (loss) on foreign currency transactions	0.04	0.04	0.08	0.05
Net unrealized appreciation (depreciation) on investments	32.61	6.66	(59.33)	(2.65)
Net unrealized appreciation (depreciation) on foreign currency forward contracts and translations	(1.07)	(0.79)	(0.08)	0.46
Income tax (provision) benefit, realized and unrealized gain/loss	(0.09)	(0.24)	0.02	(0.34)

Net increase (decrease) in net assets resulting from operations	$57.67	$15.60	$(6.08)	$23.25

Net increase (decrease) in net assets resulting from operations can vary from period to period as a result of various factors, including acquisitions, the level of new investment commitments, the recognition of realized gains and losses and changes in unrealized appreciation and depreciation on the investment portfolio.

Investment Income

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	($ in millions)
Interest	$37.59	$35.17	$76.95	$65.22
Dividend income	0.05	0.06	0.06	0.09
Other income	0.33	0.55	0.68	0.98

Total investment income	$37.97	$35.78	$77.69	$66.29

Interest

Interest income from investments, which includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts, increased from $35.17 million for the three months ended June 30, 2019 to $37.59 million for the three months ended June 30, 2020, primarily due to an increase in recurring interest income, which resulted primarily from an increase in the size of our portfolio. The amortized cost of the portfolio increased from $1,415.35 million as of June 30, 2019 to $1,872.12 million as of June 30, 2020. Included in interest for the three months ended June 30, 2020 and 2019 is $0.15 million and $1.14 million, in prepayment premiums and $0.31 million and $1.11 million, in accelerated accretion of upfront loan origination fees and unamortized discounts.

Interest income from investments, which includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts, increased from $65.22 million for the six months ended June 30, 2019 to $76.95 million for the six months ended June 30, 2020, primarily due to an increase in recurring interest income, which resulted primarily from an increase in the size of our portfolio. The amortized cost of the portfolio increased from $1,415.35 million as of June 30, 2019 to $1,872.12 million as of June 30, 2020.Included in interest for the six months ended June 30, 2020 and 2019 is $0.15 million and $1.21 million, respectively, in prepayment premiums and $0.89 million and $1.23 million, respectively, in accelerated accretion of upfront loan origination fees and unamortized discounts.

Dividend and other income

Dividend and other income for the three and six months ended June 30, 2020 remained relatively consistent as compared to the three and six months ended June 30, 2019.

Expenses

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	($ in millions)
Interest and other debt expenses	$6.15	$5.06	$13.60	$9.47
Management fees	3.52	3.43	7.03	6.66
Incentive fees	—	5.37	—	11.34
Professional fees	1.08	0.45	2.02	0.74
Administration, custodian and transfer agent fees	0.59	0.55	1.16	1.07
Directors’ fees	0.11	0.11	0.21	0.21
Other expenses	0.34	0.31	0.66	0.51

Total expenses	$11.79	$15.28	$24.68	$30.00

Interest and other debt expenses

Interest and other debt expenses increased from $5.06 million for the three months ended June 30, 2019 to $6.15 million for the three months ended June 30, 2020. This was primarily due to an increase in the average aggregate daily borrowings from $408.02 million to $839.79 million, partially offset by a decrease in the weighted average interest rate for the Truist Revolving Credit Facility from 4.46% to 2.77%.

Interest and other debt expenses increased from $9.47 million for the six months ended June 30, 2019 to $13.60 million for the six months ended June 30, 2020. This was primarily due to an increase in the average aggregate daily borrowings from $381.66 million to $786.44 million, partially offset by a decrease in the weighted average interest rate for the Truist Revolving Credit Facility from 4.44% to 3.26%.

Management Fees and Incentive Fees

Management Fees for the three and six months ended June 30, 2020 remained relatively consistent as compared to the three and six months ended June 30, 2019. The accrual for Incentive Fees based on income decreased from $5.37 million and $11.34 million for the three and six months ended June 30, 2019 to $0.00 for both the three and six months ended June 30, 2020 as a result of an increase in accumulated unrealized depreciation in our portfolio.

Professional fees and other general and administrative expenses

Professional fees increased from $0.45 million and $0.74 million for the three and six months ended June 30, 2019 to $1.08 million and $2.02 million for the three and six months ended June 30, 2020 primarily driven by expenses incurred from our pending Merger with GS BDC. Other general and administrative expenses for the three and six months ended June 30, 2020 remained relatively consistent as compared to the three and six months ended June 30, 2019.

Net Realized Gains (Losses) and Net Change in Unrealized Appreciation (Depreciation) on Investments

The realized gains and losses on fully exited and partially exited investments in portfolio companies consisted of the following:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(in millions)
Country Fresh Holding Company Inc.	$—	$(10.55)	$—	$(10.55)
Gastro Health Holdco, LLC	—	—	0.12	—
The Center for Orthopedic and Research Excellence, Inc. (dba HOPCo)	—	—	0.10	—
Other, net	—	(0.01)	—	(0.01)

Net realized gain (loss)	$(0.00)	$(10.56)	$0.22	$(10.56)

For the three and six months ended June 30, 2019, net realized losses were primarily driven by our investment in Country Fresh Holding Inc. whereby, in April 2019, we exchanged our second lien debt for common equity, which resulted in a realized loss of $10.55 million.

Any changes in fair value are recorded in change in unrealized appreciation (depreciation) on investments. For further details on the valuation process, refer to “Note 2 “Significant Accounting Policies—Investments” in our consolidated financial statements. Net change in unrealized appreciation (depreciation) on investments were as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	($ in millions)
Unrealized appreciation	$45.71	$15.84	$14.70	$7.84
Unrealized depreciation	(13.10)	(9.18)	(74.03)	(10.49)

Net change in unrealized appreciation (depreciation) on investments	$32.61	$6.66	$(59.33)	$(2.65)

The change in unrealized appreciation (depreciation) on investments consisted of the following:

	For the Three Months Ended June 30, 2020	For the Six Months Ended June 30, 2020
	($ in millions)
Portfolio Company:
Zep Inc.	$7.60	$4.53
Wine.com, LLC	3.40	3.04
Odyssey Logistics & Technology Corporation	2.83	(4.43)
Empirix, Inc.	2.14	1.46
Wrike, Inc.	2.00	3.31
CST Buyer Company (dba Intoxalock)	0.58	(2.35)
HS4 AcquisitionCo, Inc. (dba HotSchedules & Fourth)	0.55	(2.63)
Accuity Delivery Systems, LLC	0.43	1.56
Convene 237 Park Avenue, LLC (dba Convene)	(0.03)	(5.23)
BJH Holdings III Corp. (dba Jack’s Family Restaurants)	(0.30)	(0.64)
Apptio, Inc.	(0.41)	(0.94)
ConnectWise, LLC	(0.42)	(0.57)
SF Home Décor, LLC (dba SureFit Home Décor)	(0.45)	(1.51)
Chase Industries, Inc. (dba Senneca Holdings)	(9.66)	(11.81)
Other, net (1)	24.35	(43.12)

Total	$32.61	$(59.33)

(1)

For the three and six months ended June 30, 2020, other, net includes gross unrealized appreciation of $26.18 million and $0.80 million, respectively, and gross unrealized depreciation of $(0.66) million and $(42.75) million, respectively.

Net change in unrealized appreciation (depreciation) in our investments for the three and six months ended June 30, 2020 continued to be impacted by the COVID-19 pandemic, however economic indicators generally improved as the quarter progressed, following significant declines in the first quarter, as businesses began to reopen and the government continued to maintain liquidity in the capital markets and provide fiscal stimulus to support the economy. Given the unprecedented nature of COVID-19, the operating environment of our portfolio companies is evolving rapidly. For further discussion of the impact of the COVID-19 pandemic on our portfolio, please see “—Impact of COVID-19 Pandemic.” In addition, the net change in unrealized depreciation was driven by the unrealized depreciation in one of the investments in Chase Industries, Inc., which was placed on non-accrual status due to its capital condition.

Valuations of investments are more difficult to determine when a severe economic shock occurs. Recent market conditions, characterized by dislocations of asset prices, higher volatility and reduced price transparency have made it more challenging to determine the fair value of some of our investments. Valuation under the current circumstances has required greater use of judgment. For further information about fair value measurements, see Note 5 “Fair Value Measurement” to our consolidated financial statements included in the Current Report on Form 8-K into which this exhibit is incorporated by reference.

	For the Three Months Ended June 30, 2019	For the Six Months Ended June 30, 2019
	($ in millions)
Portfolio Company:
Country Fresh Holding Company Inc.	$10.40	1.79
Fenergo Finance 3 Limited	0.72	0.06
Wrike, Inc.	0.60	1.06
DocuTAP, Inc.	0.51	0.51
Accuity Delivery Systems, LLC	0.43	0.97
Other, net(1)	1.96	0.89
Continuum Managed Services LLC - Class B	0.37	0.89
SPay, Inc.	(0.02)	(0.28)
Viant Medical Holdings, Inc.	(0.21)	0.14
GlobalTranz Enterprises LLC	(0.26)	(0.26)
Empirix, Inc.	(0.77)	(0.79)
Datto, Inc.	(0.85)	(0.48)
Zep Inc.	(6.22)	(7.15)

Total	$6.66	$(2.65)

(1)

For the three and six months ended June 30, 2019, other, net includes gross unrealized appreciation of $2.82 million and $2.43 million, respectively, and gross unrealized depreciation of $(0.86) million and $(1.54) million, respectively.

Net change in unrealized appreciation (depreciation) in our investments for the three and six months ended June 30, 2019 was primarily driven by the reversal of unrealized depreciation in connection with the aforementioned exchange of Country Fresh Holding Company, Inc., partially offset by the unrealized depreciation in Zep Inc., which was due to financial underperformance.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

The primary use of existing funds and any funds raised in the future is expected to be for our investments in portfolio companies, cash distributions to our stockholders or for other general corporate purposes, including paying for operating expenses or debt service to the extent we borrow or issue senior securities.

We expect to generate cash primarily from the net proceeds of any future offerings of securities, drawdowns of capital commitments, future borrowings and cash flows from operations. To the extent we determine that additional capital would allow us to take advantage of additional investment opportunities, if the market for debt financing presents attractively priced debt financing opportunities, or if our Board of Directors otherwise determines that leveraging our portfolio would be in our best interest and the best interests of our stockholders, we may enter into credit facilities in addition to our existing credit facility, or issue other senior securities. We would expect any such credit facilities may be secured by certain of our assets and may contain advance rates based upon pledged collateral. The pricing and other terms of any such facilities would depend upon market conditions when we enter into any such facilities as well as the performance of our business, among other factors.

As a BDC, with certain limited exceptions, we are only permitted to borrow amounts such that our asset coverage ratio, as defined in the Investment Company Act, is at least 200% after such borrowing (or 150% if certain requirements are met). See “—Key Components of Operations – Leverage.” As of June 30, 2020 and December 31, 2019, our asset coverage ratio based on the aggregate amount outstanding of our senior securities was 216% and 228%. We may also refinance or repay any of our indebtedness at any time based on our financial condition and market conditions.

We may enter into investment commitments through signed commitment letters which may ultimately become investment transactions in the future. We regularly evaluate and carefully consider our unfunded commitments using GSAM’s proprietary risk management framework for the purpose of planning our capital resources and ongoing liquidity, including our financial leverage.

As of June 30, 2020, we had cash of approximately $18.46 million, an increase of $5.06 million from December 31, 2019. In addition, as of June 30, 2020, we had an investment in a money market fund managed by an affiliate of Group Inc. of $117.79 million. Cash used by operating activities for the six months ended June 30, 2020 was approximately $122.78 million, primarily driven by net purchases of investments of $47.13 million, net purchases of investments in the affiliated money market fund of $117.79 million, a decrease in net assets resulting from operations of $6.08 million, offset by other operating activities of $48.22 million. Cash provided by financing activities for the six months ended June 30, 2020 was approximately $127.84 million, primarily driven by proceeds from the issuance of common stock of $61.81 million, net borrowings on debt of $110.89 million, offset by distributions paid of $44.43 million.

As of June 30, 2019, we had cash of approximately $11.02 million. Cash used by operating activities for the six months ended June 30, 2019 was approximately $273.95 million, primarily driven by net purchases of investments of $309.02 million, an increase in net assets resulting from operations of $23.25 million and proceeds from other operating activities of $11.82 million. Cash provided by financing activities for the six months ended June 30, 2019 was approximately $269.96 million, primarily driven by proceeds from the issuance of common stock of $124.16 million and net borrowings on debt of $180.63 million, partially offset by distributions paid of $34.68 million and other financing activities of $0.15 million.

To the extent permissible under the risk retention rules and applicable provisions of the Investment Company Act, we may raise capital by securitizing certain of our investments, including through the formation of one or more collateralized loan obligations or asset based facilities, while retaining all or most of the exposure to the performance of these investments. This would involve contributing a pool of assets to a special purpose entity, and selling debt interests in such entity on a non-recourse or limited-recourse basis to purchasers. We may also pursue other forms of debt financing, including potentially from the Small Business Administration through a future small business investment company subsidiary (subject to regulatory approvals).

We had aggregate capital commitments and undrawn capital commitments from investors as follows:

	June 30, 2020			December 31, 2019
	Capital Commitments ($ in millions)	Unfunded Capital Commitments ($ in millions)	% of Capital Commitments Funded	Capital Commitments ($ in millions)	Unfunded Capital Commitments ($ in millions)	% of Capital Commitments Funded
Common Stock	$1,034.65	$—	100%	$1,034.99	$62.15	94%

The following table summarizes the total common shares issued and proceeds related to capital drawdowns:

Share Issue Date	Shares Issued	Proceeds Received ($ in millions)
For the Six Months Ended June 30, 2020
February 24, 2020	3,282,464	$61.81

Total capital drawdowns	3,282,464	$61.81

For the Six Months Ended June 30, 2019
March 25, 2019	4,286,182	$82.61
June 27, 2019	2,179,196	41.55

Total capital drawdowns	6,465,378	$124.16

Contractual Obligations

We have entered into certain contracts under which we have future commitments. Payments under the Investment Management Agreement, pursuant to which GSAM has agreed to serve as our Investment Adviser, are equal to (1) a percentage of our average NAV and (2) an Incentive Fee based on investment performance. Under the Administration Agreement, pursuant to which State Street Bank and Trust Company has agreed to furnish us with the administrative services necessary to conduct our day-to-day operations, we pay our administrator such fees as may be agreed between us and our administrator that we determine are commercially reasonable in our sole discretion. Generally, either party may terminate the Investment Management Agreement without penalty on at least 60 days’ written notice to the other party. Either party may terminate the Administration Agreement without penalty upon at least 30 days’ written notice to the other party.

The following table shows our contractual obligations as of June 30, 2020:

	Payments Due by Period ($ in millions)
	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
Truist Revolving Credit Facility	$787.00	$—	$787.00	$—	$—
Truist Revolving Credit Facility	€47.95	€—	€47.95	€—	€—

Euro (“€”)

Truist Revolving Credit Facility

On September 11, 2017, we entered into the Truist Revolving Credit Facility, a multicurrency facility, with various lenders. Truist Bank serves as administrative agent and Bank of America, N.A. serves as syndication agent. We amended the Truist Revolving Credit Facility on September 17, 2018, July 10, 2019, and February 25, 2020.

Total commitments under the Truist Revolving Credit Facility are $850.00 million. The accordion feature of the Truist Revolving Credit Facility allows us, subject to the satisfaction of various conditions, to bring total commitments under the Truist Revolving Credit Facility to $900.00 million.

Borrowings under the Truist Revolving Credit Facility, including amounts drawn in respect of letters of credit, bear interest (at our election) of either the Adjusted LIBO Rate (as defined in the Truist Revolving Credit Facility) plus the Applicable Margin (as defined in the Truist Revolving Credit Facility) or the Applicable Margin plus the higher of the Prime Rate (as defined in the Truist Revolving Credit Facility), Federal Funds Effective Rate (as provided for in the Truist Revolving Credit Facility) plus 0.5% or overnight London InterBank Offered Rate (“LIBOR”) plus 1.0%. Interest is payable quarterly in arrears or as defined in the Truist Revolving Credit Facility. We pay a fee of 0.375% per annum on committed but undrawn amounts under the Truist Revolving Credit Facility, payable quarterly in arrears. Any amounts borrowed under the Truist Revolving Credit Facility will mature, and all accrued and unpaid interest will be due and payable, on September 13, 2021.

The Truist Revolving Credit Facility may be guaranteed by certain of our subsidiaries that are formed or acquired by us in the future (collectively, the “Guarantors”). Proceeds from borrowings may be used for general corporate purposes, including the funding of portfolio investments.

Our obligations to the lenders under the Truist Revolving Credit Facility are secured by a first priority security interest in substantially all of our portfolio of investments and cash, with certain exceptions. The Truist Revolving Credit Facility contains certain customary covenants, including: (i) maintaining a minimum shareholder’s equity, (ii) maintaining an asset coverage ratio of at least 2 to 1, (iii) maintaining a minimum liquidity test of at least 15% of the “covered debt amount” during any period when the “adjusted covered debt balance” is greater than 85% of the “adjusted borrowing base,” as such quoted terms are defined in the Truist Revolving Credit Facility and (iv) restrictions on industry concentrations in our investment portfolio. We are in compliance with these covenants.

The Truist Revolving Credit Facility also includes customary representations and warranties, conditions precedent to funding of draws and events of default (including a change in control event of default trigger).

For further details, see Note 6 “Debt – Truist Revolving Credit Facility” to our consolidated financial statements included in the Current Report on Form 8-K into which this exhibit is incorporated by reference.

HEDGING

Subject to applicable provisions of the Investment Company Act and applicable Commodity Futures Trading Commission (“CFTC”) regulations, we may enter into hedging transactions in a manner consistent with SEC guidance. To the extent that any of our loans are denominated in a currency other than U.S. dollars, we may enter into currency hedging contracts to reduce our exposure to fluctuations in currency exchange rates. We may also enter into interest rate hedging agreements. Such hedging activities, which will be subject to compliance with applicable legal requirements, may include the use of futures, options, swaps and forward contracts. Costs incurred in entering into such contracts or in settling them, if any, will be borne by us. Our Investment Adviser has claimed no-action relief from CFTC registration and regulation as a commodity pool operator pursuant to a CFTC Rule 4.5 with respect to our operations, with the result that we will be limited in our ability to use futures contracts or options on futures contracts or engage in swap transactions. Specifically, CFTC Rule 4.5 imposes strict limitations on using such derivatives other than for hedging purposes, whereby the use of derivatives not used solely for hedging purposes is generally limited to situations where (i) the aggregate initial margin and premiums required to establish such positions does not exceed five percent of the liquidation value of our portfolio, after taking into account unrealized profits and unrealized losses on any such contracts it has entered into; or (ii) the aggregate net notional value of such derivatives does not exceed 100% of the liquidation value of our portfolio. Moreover, we anticipate entering into transactions involving such derivatives to a very limited extent solely for hedging purposes or otherwise within the limitations of CFTC Rule 4.5.

OFF-BALANCE SHEET ARRANGEMENTS

We may become a party to investment commitments and to financial instruments with off-balance sheet risk in the normal course of our business to fund investments and to meet the financial needs of our portfolio companies. These instruments may include commitments to extend credit and involve, to varying degrees, elements of liquidity and credit risk in excess of the amount recognized in the balance sheet. As of June 30, 2020, we believed that we had adequate financial resources to satisfy our unfunded commitments. Our unfunded commitments to provide funds to portfolio companies were as follows:

	As of
	June 30, 2020	December 31, 2019
	(in millions)
Unfunded Commitments
First Lien/Senior Secured Debt	$87.43	$124.08
First Lien/Last-Out Unitranche	—	—
Second Lien/Senior Secured Debt	—	4.15

Total	$87.43	$128.23

As of June 30, 2020, we had aggregate Commitments and undrawn Commitments from investors as follows:

	June 30, 2020
	Capital Commitments ($ in millions)	Unfunded Capital Commitments ($ in millions)	% of Capital Commitments Funded
Common Stock	$1,034.65	$—	100%

RECENT DEVELOPMENTS

We generally expect to pay quarterly distributions to our stockholders out of assets legally available for distribution. For the quarter ending September 30, 2020, we did not declare a distribution, reflecting our desire to increase our net equity capital position. For a description of our distribution policy, see Note 2 “Significant Accounting Policies – Distributions” to our consolidated financial statements included in the Current Report on Form 8-K into which this exhibit is incorporated by reference. For a discussion of the MMLC Distribution, see “Overview – Pending Merger with GS BDC”.

On July 13, 2020, GS BDC filed an amended registration statement on Form N-14, which included a joint proxy statement of us and GS BDC and a prospectus of GS BDC. The registration statement on Form N-14 was declared effective by the SEC on July 31, 2020. On August 4, 2020, GS BDC filed its final joint proxy statement/prospectus on Form 497, which was mailed on August 11, 2020 to GS BDC’s stockholders of record as of August 3, 2020. Special meetings for each of ours and GS BDC’s stockholders are scheduled for October 2, 2020 to vote on the matters described in the joint proxy statement/prospectus as required by the Merger Agreement.

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ materially.

For a description of our critical accounting policies, see Note 2 “Significant Accounting Policies” to our consolidated financial statements included in the Current Report on Form 8-K into which this exhibit is incorporated by reference. We consider the most significant accounting policies to be those related to our Valuation of Portfolio Investments, Revenue Recognition, Non-Accrual Investments, Distribution Policy and Income Taxes.